Form 12b-25

                                                                SEC FILE NUMBER
                                                                    0-19333


                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20459

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K and  10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q and 10-QSB
[ ] Form N-SAR

         For Period  Ended:  May 7, 2000
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:
_______________________________________________________________________________

         Read Attached Instruction Sheet Before Preparing Form.
         Please Print or Type.
         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
_______________________________________________________________________________

If the notification related to a portion of the filing checked above, identify the Item(s) to which the notification relates:
_______________________________________________________________________________

Part I-Registrant Information

         (Full name of Registrant)

         ...........................ITEX Corporation...........................

         (Address of Principal Executive Office)

         ...........................3400 Cottage Way...........................

         (City State Zip)

         ......................Sacramento, California 95825....................
_______________________________________________________________________________

Part II.Rules 12b.25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b.25(b), the following should be completed. (Check box if appropriate)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  X     (b) The subject annual report, semi-annual report, transition report on
            Form 10.K, Form 10-KSB, Form 20-F, 11.K or Form N.SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10.Q or Fprm 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribe due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b.25(c) has been attached if applicable.
_______________________________________________________________________________

Part III. Narrative
_______________________________________________________________________________

State below in reasonable detail the reasons why Form 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

         More time is needed to accumulate information.
_______________________________________________________________________________

Part IV. Other Information
_______________________________________________________________________________

         (1) Name and telephone number of person to contact in regard to this notification

                Wayne Harmond          503                       244-4673
                   (Name)          (Area Code)              (Telephone Number)
         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                   [ ] Yes    [X] No
             Third Quarter 10-Q for 1999 and Second Quarter 10-Q for 2000.

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                   [ ] Yes    [X] No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
          .....................................................................

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date                                         /s/
INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).